AMENDMENT

This Amendment (“Amendment”) to the Agency Services Agreement dated May 8, 2014, as amended (the “Principal Agreement”) by and between JPMorgan Chase Bank, N.A. (“Bank”) and J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of each of the portfolios listed on Exhibit A of the Principal Agreement (“Trust”) is entered into on January 16, 2020 and effective as of December 1, 2019 (the “Effective Date”).

WHEREAS, the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which the Bank was appointed to provide certain agency services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)	Schedule B of the Agreement (“Fees & Expenses”) is hereby replaced in its entirety by Schedule B, as attached to this Amendment as Appendix I.

(B)

As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

J.P. MORGAN EXCHANGE-TRADED FUND TRUST		JPMORGAN CHASE BANK, N.A

By:	/s/ Lauren Paino	By:	/s/ Carl J. Mehldau III
Name:	Lauren Paino	Name:	Carl J. Mehldau III
Title:	Treasurer	Title:	Vice President
JPMorgan Chase Bank, N.A.

APPENDIX I

EXHIBIT B

FEES

ETF Authorized Participant Fees The Authorized Participant fees are based on per create/redeem activity per account per broker order	Fee per Transaction
Transaction Fee per create/redeem	250.00

Fee Terms and Conditions

Bank’s fees shall remain in place until December 1, 2022 or as mutually agreed upon by the parties. Bank reserves the right to renegotiate its fee schedule at any time, should the Trust’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop its fee proposal. The fee schedule may also be amended by mutual agreement of the parties if the Trust’s service requirements change; each party agrees to negotiate, diligently and in good faith, to agree upon new fees for such service requirement changes.

Fees for additional service(s) added at the request of the Trust while this fee schedule is in effect will be assessed at Bank’s standard price(s), unless an alternative pricing arrangement is agreed upon in advance by Trust and Bank.

Bank requires invoices to be paid in U.S. Dollars, unless Bank and Trust have agreed upon alternative payment arrangements in advance of remittance.

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